Exhibit 99.1

For Immediate Release

First-Quarter Snow Event Data and Salt Sales Volumes Reported by Compass Minerals
Company updates salt segment operating earnings outlook.

OVERLAND PARK, Kan. (April 9, 2015) – Compass Minerals (NYSE: CMP) reports that above average first-quarter snow events in the company’s core North American service area offset mild weather in December. This activity resulted in average winter weather for the full-season ending March 2015.

In the first quarter of 2015, a total of 126 snow events were reported in 11 representative cities in the company’s primary North American highway deicing service area. This compares to the 10-year average of 115.3 events. For the winter period ending in March 2015, snow events totaled 161 compared to the 10-year average of 162.3 events.

“With the strong end to winter, we expect that our customers will request average volumes in the upcoming highway deicing bid season,” said Fran Malecha, Compass Minerals’ president and chief executive officer. “We also expect that producer inventories will be at typical season-ending levels in our served markets. Our results in the first quarter, however, were pressured by higher-than-expected costs that are short term in nature. For the full-year, we still expect to earn between $5.10 per share and $5.60 per share.”

Regional variation in snow event activity, combined with mild winter in early January, limited salt product sales to 4.4 million tons in the first quarter. This compares to 5.4 million in the prior year period when snow events significantly exceeded the 10-year average. Highway deicing sales volumes alone in the first quarter totaled 3.8 million tons. This result includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry.

The company currently expects that first-quarter salt segment operating earnings will be negatively impacted by higher-than-expected per-unit production costs resulting from unplanned downtime at its North American rock salt mines, some of which was weather related. The company now expects its salt segment operating margin to approximate 24 percent for the first quarter.

Page 2: First-Quarter Snow Event Data and Salt Sales Volumes

Salt Segment Update	1H15 Guidance		FY15 Guidance
Metric	Current	Prior	Current	Prior
Sales volumes	Unchanged	5.5 million to 6 million tons	Unchanged	12 to 13 million tons
Average selling price (per ton)	Unchanged	$74 to $78
Operating margin	22% to 23%	23% to 24%

The company has published its first-quarter 2015 highway deicing sales volume and regional weather data at www.compassminerals.com/marketdata. The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center, and Environment Canada without weighting or other adjustments.

About Compass Minerals

Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	External Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com